                      [LETTERHEAD OF SHUSTAK JALIL & HELLER]






July 27, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                           RE:  Yapalot Communications Holdings, Inc.
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Dear Sir/Madam:

         We have been requested to render this opinion as counsel for Yapalot Communications Holdings Inc., a Delaware corporation (the "Company").

         In our opinion, the shares issued were duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

         We consent to the filing of the opinion as part of the Registration Statement of the Company.

Sincerely,

SHUSTAK JALIL & HELLER


By:     /s/ Richard S. Heller
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        Richard S. Heller